Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2011 with respect to the consolidated financial statements and schedules and internal control over financial reporting included in the Annual Report of Resource Capital Corp. and subsidiaries on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Resource Capital Corp. on Forms S-3 (File No. 333-151621, effective on June 12, 2008 and File No. 333-146626, effective on May 29, 2008) and Form S-8 (File No. 333-151622, effective on June 12, 2008).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 14, 2011